EXHIBIT 99.1

NEWS RELEASE

For more information contact:

Analysts – Beth Baum, 206-539-3907

Media – Nancy Thompson, 919-861-0342

Weyerhaeuser Announces Appointment of Deidra Merriwether to Board of Directors

SEATTLE, Nov. 12, 2020  — Weyerhaeuser Company (NYSE: WY) today announced the appointment of Deidra C. Merriwether, senior vice president of North American sales and services for W.W. Grainger, Inc., to the company’s board of directors. Her appointment is effective immediately and will replace a retiring board member in 2021.

"We are very pleased to welcome Dee to the Weyerhaeuser board of directors," said Rick R. Holley, chairman of the board of directors. "Dee is a hands-on leader with a deep understanding of customers, finance and international supply chains, and she is adept at building relationships across organizations and industries. She brings exceptional leadership and experience to our board, as well as strong alignment with our core values.”

With 2019 sales of $11.5 billion, Grainger is North America’s leading broad line supplier of maintenance, repair and operating products, with operations primarily in North America, Japan and Europe. Merriwether leads the North American sales organization, which represents the largest portion of the overall Grainger business, and has full profit and loss responsibility for the company’s Latin American and Canadian businesses. Her teams support more than 1.5 million customers across the manufacturing, government and healthcare segments, with a consistent focus on strengthening relationships and empowering customers to achieve success. She joined Grainger in 2013 after more than a decade in various leadership positions with the Sears Holdings Corporation.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in America. Our company is a real estate investment trust. In 2019, we generated $6.6 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

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